Filed under Rule 433

File No. 333-131159

CIT Group Inc.

$550,000,000 5.80% Senior Notes due July 28, 2011

Final Term Sheet

Issuer:	CIT Group Inc.

Principal Amount:	$550,000,000

Type:	SEC Registered – Registration Statement No. 333-131159

Issue Price:	99.931%

Underwriters’ Commission:	0.350%

Proceeds to Issuer:	$547,695,500

Pricing Date:	July 24, 2006

Settlement Date:	July 28, 2006

Maturity Date:	July 28, 2011

Interest Rate:	5.80%

Spread to Treasury:	+82 basis points (0.82%)

Benchmark Treasury:	5 1/8% due June 30, 2011

Benchmark Yield:	4.996%

Specified Currency:	U.S. Dollars ($)

Interest Payment Dates:

Interest will be paid on the Maturity Date and semiannually on January 28 and July 28 of each year, provided that if any such day is not a Business Day, the payment will be made on the next Business Day as if it were made on the date this payment was due, and no additional interest will accrue as a result of this delayed payment.

First Payment Date:	January 29, 2007 (January 28, 2007 is not a Business Day).

Accrual of Interest:

Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to, but excluding, the applicable Interest Payment Date.

Minimum Denomination:	Minimum denominations of $2,000 and integral multiples of $1,000.

Exchange Listing:	None.

Other Provisions:

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc., Lehman Brothers Inc. or Morgan Stanley & Co. Incorporated will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, Lehman Brothers Inc. toll-free at 1-888-603-5847, or Morgan Stanley & Co. Incorporated toll free at 866-718-1649.